Exhibit 99.47

Execution Version

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), dated as of December 18, 2015 (this “Agreement”), is made by and among SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业 (伙) ), a limited partnership formed under the laws of the PRC (“Investor”), Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), a limited liability company incorporated under the laws of the PRC ("Parent"), and Qihoo 360 Technology Co. Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Company"). Each of Investor, Parent and the Company are referred to herein as a "Party" and together as "Parties".

Reference is hereby made to each of: (i) that certain Agreement and Plan of Merger, dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Merger Agreement"), by and among the Company, Tianjin Qixin Zhicheng Technology Co., Ltd. (天津奇信志成科技有限公司), a limited liability company incorporated under the laws of the People’s Republic of China ("Holdco"), Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), a limited liability company incorporated under the laws of the People’s Republic of China ("Parent"), True Thrive Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Midco"), and New Summit Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands("Merger Sub"); (ii) that certain limited guarantee, dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Limited Guarantee") between Investor and the Company; (iii) that certain equity commitment letter, executed by Investor on the date hereof in favor of Holdco and Parent and the Company (the "Equity Commitment Letter"); and (iv) that certain Interim Investors Agreement, dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Interim Investors Agreement"), by and among Holdco, Parent, Investor and certain other parties identified therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In order to induce Parent to enter into this Agreement, the Merger Agreement, the Equity Commitment Letter and the Interim Investors Agreement and the Company to enter into this Agreement, the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee, and in consideration of the mutual covenants and obligations hereinafter set forth, the Parties hereby agree in this Agreement as follows:

1	Escrow; Representations and Warranties

1.1	No later than five (5) Business Days after the date hereof (the "Escrow Due Date"), Investor shall pay or cause to be paid to Parent, RMB9,615,000 (the "Escrowed Amount") by wire transfer of immediately available funds into an account designated by Parent (the “Parent Account”).

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1.2	Parent shall set aside the Escrowed Amount, together with the escrowed amount from other investors under the other escrow agreements dated as of the date hereof in the Parent Account as a separate pool of funds for the purposes set forth in Section 2.1, and Parent shall maintain a ledger showing the Escrowed Amount from Investor, and the escrowed amount from other investors under the other escrow agreements dated as of the date hereof individually (the “Ledger”). Within 15 Business Days after the Escrow Due Date, Parent shall provide the Company with a written notice setting forth the detailed information of the Parent Account and the Ledger. Upon request of the Company, Parent shall provide the Company with reasonable evidence with respect to the Parent Account in reasonable details, including without limitation the total balance in the Parent Account, and the Ledger, within two (2) Business Days following such request.

1.3	Investor hereby represents and warrants that: (a) it has all power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by Investor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of Investor are necessary therefor; (c) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against Investor in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally); (d) the execution, delivery and performance by Investor of this Agreement do not and will not violate the organizational documents of Investor or any applicable Law or conflict with any material agreement binding on Investor; and (e) Investor has uncalled capital commitments or otherwise has available funds in excess of the sum of the Contribution and all of its other unfunded contractually binding equity commitments that are currently outstanding; and (f) no action, consent, permit, authorization by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement by Investor.

2	Application of the Escrowed Amount

2.1	The Parties agree that, subject to the terms of this Agreement, the Escrowed Amount shall be applied by Parent as follows:

(a)      (i) in the event the Parent Termination Fee becomes due and payable pursuant to the terms of the Merger Agreement, the Escrowed Amount shall be used by Parent to pay the Parent Termination Fee that becomes due and payable pursuant to the terms of the Merger Agreement, and (ii) in the event that any of Investor’s obligations under the Limited Guarantee, including the payment of the Guaranteed Obligation pursuant to Section 1(a) of the Limited Guarantee and the obligation under Section 1(c) of the Limited Guarantee, becomes due and payable pursuant to the terms of the Limited Guarantee, the Escrowed Amount shall be used by Parent to pay all such obligations of Investor as arise from and under the Limited Guarantee, and in no event shall the Escrowed Amount be used for or applied towards any other purposes unless and until all the obligations under the foregoing sub-clauses (i) and (ii) have been fully satisfied;

(b)  in the event Investor’s obligation to fund the Contribution under the Equity Commitment Letter becomes due pursuant to the terms thereunder, the Escrowed Amount shall be credited against, applied towards and offset from the amount of the Contribution; or

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(c) after full payment is made out of the Parent Account in accordance with the forgoing clause (a) or (b), as applicable, in the event Investor otherwise owes any obligations, liabilities, fees and/or expenses to the Parent Parties or other Investors, Parent shall use the remainder of the Escrowed Amount, if any, to satisfy such obligations, liabilities, fees and/or expenses.

3	Termination; Treatment of Escrowed Amount

3.1	This Agreement may be terminated by written notice at any time prior to receipt by Parent of the Escrowed Amount:

(a)	by the mutual written consent of the Parties; and

(b)	by Parent with the written consent of the Company, if Parent has not received the Escrowed Amount on or before the Escrow Due Date.

3.2	In the event the Escrowed Amount has been funded pursuant to paragraph 1.1, this Agreement shall terminate upon the earliest to occur of (a) the full payment and application of the Escrowed Amount in accordance with Section 2.1(a) hereof, in the event that the Equity Commitment Letter is terminated pursuant to Section 6 of the Equity Commitment Letter under circumstances in which the Parent Termination Fee would become due and payable pursuant to the terms of the Merger Agreement, (b) the termination of the Equity Commitment Letter pursuant to Section 6 of the Equity Commitment Letter under circumstances in which the Parent Termination Fee would not become due and payable pursuant to the terms of the Merger Agreement, and (c) the termination of Investor’s participation in the transaction pursuant to the terms of the Interim Investors Agreement. Notwithstanding anything to the contrary herein and for the avoidance of doubt, this Agreement shall not be terminated without the prior written consent of the Company in the event that (i) the Parent Termination Fee becomes due and payable pursuant to the terms of the Merger Agreement or (ii) any of Investor’s obligations under the Limited Guarantee becomes due and payable pursuant to the terms of the Limited Guarantee, and in each case the funded Escrowed Amounts have not been utilized in accordance with the terms hereof for the payment of the Parent Termination Fee or such obligations.

3.3	In the event (i) this Agreement is terminated pursuant to paragraph 3.2(b) and the Contribution under the Equity Commitment Letter is not required to be made or has otherwise been made in full without taking into account the funded Escrow Amount pursuant to the terms thereunder, or (ii) this Agreement is terminated pursuant to paragraph 3.2(c), Parent shall, after deducting and offsetting from the Escrowed Amount any obligations, liabilities, fees and/or expenses of Investor incurred and/or payable under the terms of the Equity Commitment Letter or the Interim Investors Agreement, as applicable, promptly (and in any event within 30 days of such termination) return the remainder of the Escrowed Amount to an account of the Investor designated by the Investor in writing.

3.4	The Parties hereby acknowledge, covenant and agree that, unless expressly provided for herein, Parent shall not utilize or release any Escrowed Amount from the Parent Account without the prior written consent of the Company.

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4	Governing Law; Dispute Resolution

4.1	This Agreement and the obligations hereunder shall be governed by and construed in accordance with the Laws of the People’s Republic of China without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction

4.2	In the event of any dispute, controversy, or claim between the Parties arising out of or relating to the breach, termination or validity of this Agreement (“Dispute”), upon request of either party, the parties shall try to settle the Dispute amicably among themselves. Relevant party may initiate such informal dispute resolution by sending written notice of the Dispute to the other party, and as soon as practicable after the receipt of such notice, the parties, or senior management (if applicable) as the representatives of such parties shall meet and attempt to reach such resolution by good faith negotiations. If the parties are unable to resolve promptly such Dispute within forty-five (45) days of the receipt of such written notice, such Dispute shall be submitted by either party to arbitration administered by the China International Economic and Trade Arbitration Commission (“CIETAC”) under the arbitration rules of CIETAC (the “Rule”) in force when the notice of arbitration is submitted by a party.

4.3	The place of arbitration shall be in Beijing. The arbitration tribunal shall consist of three arbitrators appointed in accordance with the Rule.

4.4	The arbitration shall be conducted in Chinese. The arbitration tribunal shall be entitled to determine the payment to be made by the losing party and the payment to be made by a party due to its substantial incompliance of the Rule or any provision under this Section 9. Such payment, as determined by the arbitration tribunal in its sole discretion, may include the legal fee incurred to the winning party.

4.5	The awards rendered by the arbitrators pursuant to this Section 9 shall be non-appealable, final, binding and conclusive on the parties to such Dispute.

4.6	The Parties understand and agree that this provision regarding arbitration shall not prevent any of them from pursuing injunctive relief in a judicial forum pending arbitration in order to compel the other side to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for an injunctive relief shall not waive this arbitration provision.

5	General Provisions

5.1	Each of the Parties confirms that it has received independent legal advice relating to all matters provided for in this Agreement and agrees that the provisions of this Agreement are fair and reasonable.

5.2	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction and, if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. No party hereto shall assert, and each party hereto shall cause its respective affiliates not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.

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5.3	This Agreement shall be binding on and inure for the benefit of the successors of each of the Parties, but the Parties may not assign, grant any security interest, hold on trust or otherwise transfer all or any of their rights and obligations under this Agreement (without the prior written consent of the other Parties).

5.4	This Agreement may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

5.5	Any waiver of any right or default under this Agreement shall be effective only in the instance given and shall not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver of any provision of this Agreement will be effective unless it is granted in writing and signed by the Party granting the waiver and with the prior written consent of the Company. Any delay by any Party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy (or a waiver of any other rights or remedies) and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy (or the exercise of any other right or remedy).

5.6	This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

5.6	The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy at law or equity. Each Party hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (b) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

5.7	Each Party acknowledges and agrees that (i) the Escrowed Amount is not intended to cap Investor’s liabilities under this Agreement, the Equity Commitment Letter, the Interim Investors Agreement or the Limited Guarantee, or Parent’s liability under the Merger Agreement, and (ii) Parent’s liability to Investor under this Agreement shall not exceed the Escrowed Amount.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Very truly yours,

SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership)
(苏州工业园区元禾重元并购股权投资基金合伙企业 (伙) )

[Company chop is affixed]

By:	/s/ Hua Yao
Name: Hua Yao
Title: Authorized Representative of Executive Partner

Accepted and agreed to as of the date first written above:

Tianjin Qixin Tongda Technology Co., Ltd.
(天津奇信通达科技有限公司)

[Company chop is affixed]

By:	/s/ Hongyi Zhou
Name: Hongyi Zhou
Title: Authorized Signatory

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Qihoo 360 Technology Co. Ltd.

By:	/s/ Eric X. Chen
Name: Eric X. Chen
Title: Director

[Signature Page to Escrow Agreement]